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EXHIBIT 10.26

MEMORANDUM OF UNDERSTANDING
EXPLORATION PERMIT EP 408

    Amity Oil Limited ("Amity"), Southern Amity, Inc ("Southern Amity") and GeoPetro Resources Company ("GeoPetro") are parties to a joint operating agreement dated 28 October 1997 ("JOA") and are the registered holders of Exploration Permit EP 408 ("Permit"). Southern Amity and GeoPetro (together the "Farmor") and Amity are offering to Whicher Range Gasfields Limited (the "Farminee") the opportunity to earn an undivided 30% interest in the Permit and in the JOA ("Percentage Interest") and thereafter Southern Amity is offering the Farminee the right to earn a further undivided 1.55% Percentage Interest on the terms and conditions set out in this Memorandum of Understanding ("MOU").

1.
In consideration for GeoPetro agreeing to the farmout in the terms described in this MOU the Farminee must pay to GeoPetro an amount of $100,000 on execution of this MOU. This payment is non refundable, irrespective of the provisions of clauses 2 and 3.

2.
Other than for clause 1 this MOU is conditional on:

(a)
the Farminee giving written notification to the Farmor within 30 days of the date of this MOU, or such other date as the Farmor agrees, that it wishes to proceed with the Farmin. Upon the Farminee providing such notification to the Farmor, the Farminee must pay to the Farmor (in proportion to the percentage interests of each party that comprise the Farmor) an amount of $100,000 being a reimbursement of the costs to date of preparing the site for, and pre planning the drilling of, Whicher Range—5 and this amount is in addition to the amount referred to in clause 1; and

(b)
the receipt of any consents required under the Petroleum Act 1967 for the dealings evidenced in this MOU,

  ("Conditions")

3.
The Conditions must be satisfied or waived by the parties within 30 days of the date of this MOU. If the Conditions are satisfied or waived, then within 14 days of the date on which the last of the Conditions is satisfied or waived, or such other date as the Farmor agrees:

(a)
the Farmor, the Farminee and Amity must enter into a formal agreement to reflect the terms and conditions of this MOU, which agreement shall be prepared by the Farmor and such agreement is to record the Farminee's willingness to be bound by and comply with the terms of the Permit and the JOA to the extent of the Percentage Interest to be acquired by the Farminee;

(b)
the Farmor and the Farminee must enter into a farmin agreement with respect to Exploration Permit EP 381;

  For the purposes of clause 3(a), the formal agreement must also contain terms and conditions (including warranties) in accordance with standard industry practice.

4.
Where the Conditions are satisfied or waived but the matters referred to in clause 3(a) are not concluded within the prescribed period of time this MOU shall be at an end and other than where the failure to conclude is as a result of any act or omission of the Farmor, the Farminee will forfeit the deposits paid in accordance with clauses 1 and 2(a). If the Farmor contributed to the failure the deposits paid in accordance with clauses 1 and 2(a) must be refunded.

5.
Notwithstanding the Farminee entering into the farmin agreement referred to in clause 3, if the Farminee has not raised a minimum of $9,000,000 by 31 October 2001 or such later date as the Farmor may agree then this MOU or any formal agreement entered into pursuant to clause 3, shall automatically be at an end and GeoPetro shall be entitled to keep the monies referred to in clause 1 and the Farmor shall be entitled to keep the monies referred to in clause 2(a).

6.
The EP 408 Joint Venture intends to drill the Whicher Range-5 appraisal well to a total depth of approximately 4,300 metres and in accordance with the drilling proposal submitted and approved by the Department of Minerals and Energy. The reservoir section of Whicher Range-5 is intended to be drilled using air mist.

7.
The Farmor will assign to the Farminee the Percentage Interest referred to in clause 11 provided the Farminee contributes 100% of either the first $6.6 million of the cost of drilling, stimulation (if applicable) and completion (if applicable) of Whicher Range-5 and thereafter, 30% of well costs for Whicher Range-5 until the well is completed, tested and suspended ready for future production or plugged and abandoned. The amount paid by the Farminee in satisfaction of its obligations referred to in clauses 1 and 2(a) shall be offset against the Farminee's liability under this clause and must be applied by the Farmor against its share of any drilling costs associated with the drilling of Whicher Range-5.

8.
In the event the Whicher Range-5 well cost is less than $6.6 million, the Farminee must within 60 days of the suspension or abandonment of Whicher Range-5, pay in cash to the Farmor in proportion to their respective equity contributions the difference between the well cost and $6.6 million. The Farminee must also contribute its 30% of the cost of all other joint operations and any other costs on the Permit as required by the JOA.

9.
In consideration for Amity waiving its pre-emptive right over the Percentage Interest, the Farmor and Farminee agree that a portion of the monies to be expended by the Farminee will be applied to meet Amity's share of the well costs referred to in clause 7 such that neither Amity nor the Farmor will need to contribute to the drilling costs until the Farminee has contributed $6.6 million to the costs.

10.
It is a condition subsequent to the MOU that Empire Oil Company (WA) Ltd not exercise the pre-emptive right it holds over the interests of Southern Amity and GeoPetro in EP 381. In the event either (a) this condition is breached; or (b) the farmin agreement referred to in clause 3(b) is not executed, the farmin amount of $6.6 million referred to in this MOU shall be increased to $7 million.

11.
The Percentage Interests of Joint Venture participants before and after the Farminee has expended the monies referred to in clause 7 are set out as follows:

	% interest before assignment	% interest after sole contribution
Amity	29.665	29.665
Southern Amity	44.115	21.975
GeoPetro	26.22	18.36
Farminee	0	30.00

	100.00	100.00
12.
On the Farminee earning a Percentage Interest of 30% Southern Amity agrees to farmout a further 1.55% Percentage Interest to the Farminee in consideration for the Farminee meeting the next $361 667 of any contribution Southern Amity is required to make to JOA expenditure, including expenditure on Whicher Range-5. On completion of this expenditure by the Farminee pursuant to this clause, the Percentage Interests of the parties shall be:

Amity	29.665
Southern Amity	20.425
GeoPetro	18.36
Farminee	31.55
100
13.
Each of Amity and GeoPetro waive their pre-emptive rights over the additional 1.55% Percentage Interest.

14.
The Farminee may not assign it rights and obligations under this MOU without the prior written consent of the Farmor.

15.
The Farminee may by written notice to the Farmor withdraw from this MOU at any time prior to the satisfaction of the Conditions.

16.
If the Farminee fails to comply with any of obligations under this MOU and fails to remedy any default within 14 days of being given notice to do so by the Farmor then the Farmor may terminate this MOU and the Farminee shall retain no rights in the Percentage Interest or under this MOU on and from such termination.

17.
Subject to this MOU not having been terminated in accordance with clause 16 or the Farminee not having withdrawn from it pursuant to clause 15, the parties agree to be bound by and comply with the terms of this MOU until such time as the formal agreement described in clause 3 is executed.

18.
The Farminee is to agree to appoint the manager of the JOA as its sales agent for the purposes of selling any gas that may be produced from the Permit. In the event the manager of the JOA is taken over by a third party then the Farminee has a 14 day right to terminate the engagement of the manager as the Farminee sales agent.

19.
This Agreement shall be governed and construed with reference to the laws in force in Western Australia.

20.
The Farminee agrees to bear the costs of this MOU and the formal agreement referred to in clause 3.

21.
All amounts paid or payable under this MOU are exclusive of GST. In the event of there being a liability for GST then the Farminee must pay the GST on the amounts referred to in clauses 1(a), 7, 8, 9 and 12.

22.
Where the parties waive the Condition in clause 2(b) then the formal agreement referred to in clause 3 shall contain a provision to the effect that it shall be a condition precedent to the Farminee earning its Percentage Interest that any consent required under the Petroleum Act 1967 for dealings in the Permit, is obtained. Pending the Farminee obtained this consent, the Farmor and Amity as the case requires shall, subject to the Farminee's compliance with its obligations, account to the Farminee to the extent of the economic benefit arising from what would be, the equivalent of Farminee's Percentage Interest.

23.
Notwithstanding anything in this MOU, Amity and Southern Amity may by notice elect within 30 days of this MOU, amend the terms of this MOU such that Amity becomes one of the Farmors in substitution for Southern Amity and in such circumstances the Percentage Interests of the parties shall be as follows:

	% interest under clause 11	% interest under clause 12
Amity	7.535	5.975
SouthernAmity	44.115	44.115
GeoPetro	18.35	18.36
Farminee	30.0	31.55

	100.0	100.00

  If Amity exercises its rights under this clause Amity shall be substituted for Southern Amity clause 12 and Southern Amity shall be substituted for Amity in clause 13.

24.
This MOU may be signed in counterpart.

We the undersigned agree to be bound by the terms of this MOU as set out above.

Amity Oil Ltd
Michael Blakiston
Southern Amity, Inc.
Peter Allchurch
GeoPetro Resources Company
Stuart Doshi
Whicher Range Gasfields Limited
Anthony Barton
Dated: 22 July 2001

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  EXHIBIT 10.26
MEMORANDUM OF UNDERSTANDING EXPLORATION PERMIT EP 408